EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Gasco Energy, Inc. on Form S-8 of our report dated March 25, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations") appearing in the Annual Report on Form 10-K of Gasco Energy, Inc. for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP
Denver, Colorado
May 28, 2004